                                                                    Exhibit 10.5


                               ROYALTY AGREEMENT


     This Royalty Agreement ("Agreement"), dated as of August 15, 1996, is between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership ("HHP"), and THE RESORT AT SUMMERLIN, LIMITED PARTNERSHIP, a Nevada limited partnership ("RASLP").

                                R E C I T A L S

     A. This Agreement is an obligation of RASLP, its successors and assigns in favor of HHP, its successors and assigns.

     B. This Agreement touches and concerns the real property (the "Property") described on Attachment "A" attached hereto and by this reference incorporated herein and runs with the Property binding on the successors in title of RASLP for the benefit of HHP, its successors and assigns.

     C. This Agreement is made by RASLP in consideration of (i) HHP granting RASLP a right of first offer on future casino gaming opportunities in the Planned Community and HHP granting RASLP the exclusive right to operate a hotel casino in Summerlin North as provided in the Agreement for the Purchase and Sale of Real Property between HHP and Seven Circle Resorts, Inc., a Delaware corporation, dated May 22, 1996, as amended, (the "Purchase Agreement"), which was thereafter assigned by Seven Circle Resorts, Inc. to RASLP by that certain Assignment of Rights Under Agreement for the Purchase and Sale of Real Property, dated as of August 6, 1996, (ii) HHP causing RASLP to have priority for the reservation of a minimum of 50% of the starting times at the TPC at The Canyons resort golf course at Summerlin, (the "TPC at The Canyons"), (iii) HHP causing RASLP to have membership in the Tournament Player's Club network of golf courses operated by PGA Tour, Inc. (hereafter, "PGA Tour") or its affiliates, (iv) HHP cooperating with RASLP in the coordination of marketing efforts, (vi) HHP, at the request of RASLP, acting as liaison between RASLP and the Summerlin Planned Community, the homeowner associations at the Summerlin Planned Community, and the City of Las Vegas, Nevada, and (vii) the grant of license to use the "Summerlin" name as provided in the Trademark, Service Mark Licensing Agreement (the "Service Mark Licensing Agreement") dated as of August 15, 1996, between HHP and RASLP.

     D. RASLP and HHP agree that all of the foregoing enhance the value of business operations to be conducted on the Property.


                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, RASLP and HHP hereby agree as follows:

     ARTICLE 1.  DEFINITIONS AND INTERPRETATIONS

     For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

     1.1 Agreed Rate means a fluctuating rate per annum equal to the reference rate of Bank of America National Trust and Savings Association. In the event Bank of America National Trust and Savings Association should cease to exist or to announce a reference rate of interest for any reason, the party to whom payment is owed shall select the reference rate of interest of another financial institution of similar stature that is reasonably acceptable to the other party.

     1.2 Business Day means any day not a Saturday, Sunday or legal holiday under the laws of the State of Nevada or any other day on which banking institutions are authorized by law to close in such State.


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     1.3  Construction Commencement means the first date on which RASLP shall have performed all of the following:

          (i) RASLP has submitted the Development Plan (as defined in the Development Declaration) for the Initial Project to HHP and HHP has approved the drawings and specifications with or without conditions to such approval.

          (ii) RASLP has entered into bona fide contract(s) with one or more general contractors for the construction of the Initial Project.

          (iii) RASLP has obtained a building permit from the City of Las Vegas for the construction of the Initial Project.

          (iv) RASLP has obtained a written commitment for construction financing for the Initial Project.

          (v) RASLP has substantially commenced grading of the Property in accordance with an HHP approved grading plan.

          (vi) RASLP or one of the following three entities: (i) Seven Circle Resorts of Nevada, Inc., (ii) Seven Circle Gaming Corporation, or
          (iii) Seven Circle Resorts, Inc. has obtained (A) a distributor's gaming license pursuant to NRS Chapter 463 which can be converted to a nonrestricted gaming license prior to the opening of the Initial Project, or (B) a nonrestricted gaming license pursuant to NRS Chapter 463 with respect of the Property.

     1.4 Declaration means the Development Declaration and Option to Repurchase, between HHP and RASLP, dated August 15, 1996.

     1.5 Golf Course Agreement means that certain Agreement between HHP, Summerlin Corporation and TPC at Summerlin, Inc., dated July 10, 1996.

     1.6 Governmental Authority means (i) any foreign governmental authority, the United States of America, any State of the United States or any political subdivision, agency or instrumentality of any of the foregoing and (ii) when used with reference to any Person, any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over such Person.

     1.7 Hotel and Casino Operation Commencement Date means the first day upon which a hotel or a casino is open for business to the general public on the Property.

     1.8 Initial Project means the hotel and casino to be constructed on the Property.

     1.9 Legal Requirement means any and all (i) applicable laws (statutory and administrative), ordinances, rules and regulations; (ii) judgments, orders, injunctions and decrees; (iii) contracts with governmental authorities relating to compliance with the items described in (i) or (ii) above; and (iv) permits issued by governmental authorities.

     1.10 Material Adverse Effect means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), and after taking into account actual insurance coverage and effective indemnification with respect to such occurrence but only if the insurer or indemnitor (as the case may be) has not denied coverage or liability (as the case may be), a Material Adverse Effect on (i) the financial condition of RASLP, (ii) RASLP's ability to perform its obligations under this Agreement in all material respects, (iii) RASLP's ability to carry out and complete the Business Plan in all material respects, (iv) the value or marketability of the Initial Project, (v) the validity, legality, enforceability of this Agreement or (vi) the ability of HHP to exercise or enforce any of its rights and remedies under this Agreement in all material respects.


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     1.11      Nevada Gaming Authorities means the Nevada State Gaming Control
Board and the Nevada State Gaming Commission.

     1.12 Officer's Certificate means a certificate signed by the president, the chief financial officer or the chief accounting officer of RASLP or any entity that is a successor or assign to RASLP.

     1.13 Person means an individual, estate, corporation, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

     1.14 Planned Community means the real property of HHP in the City of Las Vegas and unincorporated portions of Clark County, Nevada described on Attachment "B" containing, among other things, the Property.

     1.15 Property means the parcels of land located in the City of Las Vegas, Nevada, described in Attachment "A".

     1.16 Quarter means a calendar quarter beginning on January 1, April 1, July 1, or September 1, of each year during the Term of this Agreement.

     1.17 Royalty Commencement Date means the earlier of (i) the Hotel and Casino Operation Commencement Date, or (ii) 18 months following Construction Commencement.

     ARTICLE 2  CREATION, GRANT, ASSIGNMENT AND PAYMENT OF ROYALTY

     2.1 Royalty Agreement. In consideration of the exclusivity provisions of this Agreement, the right to use the name "Summerlin" pursuant to the Service Mark Licensing Agreement, marketing coordination, and other good and valuable consideration, RASLP hereby agrees to pay on a quarterly basis, a fee (the "Royalty Fee") in accordance with, and subject to, the terms of this Agreement. The Royalty Fee will be paid in consideration of (i) HHP granting RASLP a right of first offer on future casino gaming opportunities in the Planned Community pursuant to Section 13.2 of the Purchase Agreement other than Summerlin North, in which RASLP has the exclusive right to operate a casino pursuant to Section 13.3 of the Purchase Agreement, (ii) HHP causing RASLP to have priority for the reservation of a minimum of 50% of the starting times at the TPC at The Canyons, (iii) HHP causing RASLP to have membership in the Tournament Player's Club network of golf courses operated by PGA Tour or its affiliates, (iv) HHP cooperating with RASLP in the coordination of marketing efforts, (v) HHP granting RASLP the exclusive right to operate a hotel casino in Summerlin North as provided in Section 13.3 of the Purchase Agreement, (vii) HHP, at the request of RASLP, acting as liaison between RASLP and the Summerlin Planned Community, the homeowner associations at the Summerlin Planned Community, and the City of Las Vegas, Nevada. RASLP acknowledges that HHP has certain fiduciary obligations to the homeowners associations referred to above and RASLP agrees that nothing in this paragraph is intended nor shall it be construed as in any way affecting or limiting the obligations of HHP (or HHP's employees acting on behalf of such associations) to act in the best interests of the associations and the members thereof, and (viii) the grant of license to use the "Summerlin" name as provided in the Service Mark Licensing Agreement dated as of August 15, 1996 between HHP and RASLP. RASLP shall receive a credit against the Royalty Fee for amounts paid pursuant to Section 2.1 and only
Section 2.1 of the Golf Course Agreement by or on behalf of the Resort Operator (as defined in the Golf Course Agreement).

     2.2 Commencement. The Royalty Fee will be payable with respect to every year during the term of this Agreement beginning on the Royalty Commencement Date.

     2.3 Amount of Royalty. The Royalty Fee shall initially be $1,000,000 per year increasing on the fifth anniversary of the Royalty Commencement Date and each successive fifth anniversary of the Royalty Commencement Date thereafter by an amount equal to 15% of the amount paid at the end of the preceding five year period. Therefore, by way of example, the Royalty Fee will be $1,000,000 in each of

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years 1 through 5; $1,150,000 in each of years 6 through 10; $1,322,500 in each of years 11 through 15 and so on.

     2.4 Royalty Fee Payments. With the exception of the component of the Royalty Fee credited to RASLP due to payments made pursuant to Section 2.1 of the Golf Course Agreement, Royalty Fee payments will be made quarterly in equal installments commencing the last day of the Quarter in which the Royalty Commencement Date occurs but in no event sooner than forty-five (45) days following the Royalty Commencement Date and on the last day of each Quarter thereafter, with the first such payment being prorated for the number of days in the initial Quarter before and after the Royalty Commencement Date.

     2.5 Termination of Golf Course Agreement. If the TPC at Summerlin, Inc. terminates the Golf Course Agreement through no fault of RASLP and RASLP no longer has a right to control a minimum of 50% of the tee times and receive the other benefits from the TPC at Summerlin, Inc. contemplated herein, then the Royalty Fee shall be reduced to 50% of the amount payable prior to such termination; provided the Royalty Fee shall thereafter be subject to increase in accordance with Section 2.3

     2.6 Payments Due on Holidays. Whenever any amount payable hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

     2.7 Default Rate. Any amount not paid as and when due hereunder shall, to the extent permitted by applicable law, bear interest at the Agreed Rate plus seven percent (7%) per annum from the date due until the date paid.

     2.8 Royalty to Run with the Property. The Royalty Fee touches and concerns the Property and shall run with the Property for a term of ninety-nine
(99) years, binding on the successors in title of RASLP for the benefit of HHP, its successors and assigns. There shall never be a prepayment or a liquidation of the obligation of RASLP to pay HHP the Royalty Fee.

     2.9 Default in Payment of Royalty. In the event RASLP shall fail to pay any installment of the Royalty Fee when due and such failure is not cured within 30 days of notice from HHP, HHP shall have the right, in addition to any other remedy available under this Agreement or at law or equity, to terminate this Agreement, the Option Agreement and the Assignment and Assumption of the Golf Course Agreement and all obligations thereunder.

     2.10 Default by HHP. In the event that (i) HHP shall default in its obligations under Section 13.2 or 13.3 of the Purchase Agreement or the Service Mark Licensing Agreement, and such default is not cured within the applicable cure periods provided in such agreements, and (ii) HHP is thereafter relieved of its obligations under such provisions, then the Royalty Fee shall be reduced to 50% of the amount payable prior to such default; provided the Royalty Fee shall thereafter be subject to increase in accordance with Section 2.3.

     ARTICLE 3.  REPRESENTATIONS AND WARRANTIES

RASLP represents and warrants that to the best of its knowledge:

     3.1 Organization, Qualification, Authorization, Etc. RASLP (i) is a corporation duly formed and existing in good standing under the laws of the State of Delaware, (ii) has the power to own the Property and to develop and, own and operate the Initial Project, to consummate the transactions contemplated by this Agreement and (iii) is authorized to do business and is in good standing in the State of Nevada.

     3.2 Validity. The execution, delivery and performance by RASLP of this Agreement have been duly authorized by all necessary corporate action on the part of RASLP. This Agreement constitutes a legal, valid and binding obligation of RASLP, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other laws of general application relating

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to the enforcement of creditors' rights or by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).

     3.3 No Material Adverse Effect. There is no fact peculiar to RASLP or the Initial Project which has had a Material Adverse Effect or which RASLP reasonably believes will have a Material Adverse Effect in the foreseeable future.

     3.4 Compliance with Legal Requirements, Other Instruments, etc. The execution, delivery and performance of this Agreement by RASLP will not result in a violation of or constitute a default under any provision of its corporate charter, articles of incorporation or bylaws or of any agreement, contract, lease, permit or other document or instrument to which RASLP is a party or by which RASLP or the Property is bound. The execution, delivery and performance of this Agreement by RASLP will not result in a violation of any applicable Legal Requirement.

     3.5 Litigation, etc. On the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of RASLP, threatened against or affecting RASLP which would materially affect the Initial Project. No action, suit, investigation or proceeding is pending or, to the knowledge of RASLP, threatened against or affecting RASLP or the Initial Project which could reasonably be expected to have a Material Adverse Effect.

     3.6 Governmental Consents, etc. RASLP is not required to obtain any consent, approval or authorization of, or to make any registration, declaration or filing with, any Governmental Authority as a condition precedent to (i) the valid execution and delivery by it of this Agreement or (ii) the valid performance by it of this Agreement other than those contemplated by, or required to be obtained or made in the performance of any covenant contained in, this Agreement and except as may be required by the Nevada Gaming Authorities. Within ten (10) days after the date hereof, RASLP covenants and agrees to seek any required consent, approval or authorization from the Nevada Gaming Authorities and diligently pursue such approval, consent or authorization. RASLP shall cooperate with HHP in order to avoid any consent, approval or authorization requirement which may be imposed on HHP. HHP will cooperate with RASLP in order to facilitate any consent, approval or authorization in favor of RASLP.

     ARTICLE 4.     INDEMNITY

     4.1 RASLP agrees to indemnify and hold harmless HHP and each of its partners, employees and agents (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, judgments, citations, directives, demands, assessments, penalties, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not any of the indemnitees shall be designated a party thereto) (collectively, the "Indemnified Liabilities"), incurred, suffered, sustained or required to be paid by the Indemnitees or any of them as a result of, or arising out of, or relating to:

          (i) any breach of any representation of warranty or RASLP contained herein,

          (ii) the nonfulfillment by RASLP of, or its failure to perform, any of its covenants or agreements contained herein, or

          (iii) the exercise, protection or enforcement by HHP of any of its rights, remedies, powers or privileges under this Agreement;

PROVIDED, HOWEVER, that (A) RASLP shall not be liable under the foregoing indemnity in respect of any Indemnified Liabilities resulting from the gross negligence, bad faith or willful misconduct of any Indemnitee and (B) each Indemnitee shall promptly notify RASLP in writing if such Indemnitee becomes aware of any facts which might reasonably be expected to result in a claim against RASLP under the foregoing indemnity and shall cooperate (including, without limitation, by providing access to books, records


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and personnel) with RASLP and its counsel in defending and contesting such claim, it being understood and agreed that neither the failure of HHP to so notify RASLP with respect to any such matter nor the failure of HHP to so cooperate with RASLP and its counsel shall relieve RASLP of its obligation hereunder to indemnify the Indemnitees with respect to any Indemnified Liabilities unless, and then only to the extent that, such failure has had a Material Adverse Effect on the ability of RASLP or its counsel to effectively defend against or contest such Indemnified Liabilities. For purposes of subclause (B) above, HHP shall not be deemed to have become aware of any fact unless such fact is actually known to any officer or director of any general partner of HHP, any Person controlling HHP or an employee or agent of any of them.

     4.2 HHP agrees to indemnify and hold harmless RASLP and each of its partners, employees and agents (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, judgments, citations, directives, demands, assessments, penalties, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not any of the Indemnitees shall be designated a party thereto) (collectively, the "Indemnified Liabilities"), incurred, suffered, sustained or required to be paid by the Indemnitees or any of them as a result of, or arising out of, or relating to:

          (i) any breach of any representation or warranty of HHP contained herein,

          (ii) the nonfulfillment by HHP of, or its failure to perform, any of its covenants or agreements contained herein.

          (iii) the exercise, protection or enforcement by RASLP of any of its rights, remedies, powers or privileges under this Agreement, or

          (iv) payments due under Section 2.1 of the Golf Course Agreement until the opening of the Initial Project in the event of a failure of the Initial Project to open on or before December 31, 1998 due to a delay occasioned by HHP provided HHP's obligation under this subsection (iv) shall be limited to the prorata portion of such payments due in proportion to the number of days by which HHP has delayed the opening of the Initial Project. By way of example, if the Initial Project opens on January 30, 1999 (i.e., thirty (30) days delayed), and HHP has caused ten (10) days of delay, HHP's obligation under this subsection (iv) shall be limited to one-third of the payments due pursuant to Section 2.1;

PROVIDED, HOWEVER, that (A) HHP shall not be liable under the foregoing indemnity in respect of any Indemnified Liabilities resulting from the gross negligence, bad faith or willful misconduct of any Indemnitee and (B) each Indemnitee shall promptly notify HHP in writing if such Indemnitee becomes aware of any facts which might reasonably be expected to result in a claim against HHP under the foregoing indemnity and shall cooperate (including, without limitation, by providing access to books, records and personnel) with HHP and its counsel in defending and contesting such claim, it being understood and agreed that neither the failure of RASLP to so notify HHP with respect to any such matter nor the failure of RASLP to so cooperate with HHP and its counsel shall relieve HHP of its obligation hereunder to indemnify the Indemnitees with respect to any Indemnified Liabilities unless, and then only to the extent that, such failure has had a Material Adverse Effect on the ability of HHP or its counsel to effectively defend against or contest such Indemnified Liabilities. For purposes of subclause of (B) above, RASLP shall not be deemed to have become aware of any fact unless such fact is actually known to any officer or director of any general partner of RASLP, any Person controlling RASLP or an employee or agent of any of them.

     4.3 To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding Sections 4.1 and 4.2 may be unenforceable because it is violative of any law or public policy, the indemnifying party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law and public policy to the payment and satisfaction of its indemnification obligations. The


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obligations of each party to this Agreement under this Article 4 shall survive the termination this Agreement.

     ARTICLE 5.   MISCELLANEOUS

     5.1 Time. Time is of the essence in this Agreement and all of the terms, covenants and conditions hereof.

     5.2 Governing Law. The laws of the State of Nevada shall govern the validity, construction, performance and effect of this Agreement.

     5.3 Integration. This Agreement contains the entire agreement between the parties and cannot be changed or terminated orally.

     5.4 Severability. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

     5.5 Successors and Assigns. The terms, provisions, covenants and conditions of this Agreement shall apply to, bind and inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.

     5.6 Captions. The captions appearing at the commencement of the Articles, Sections and paragraphs hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

     5.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an executed original and all of which together shall constitute one and the same instrument.

     5.8 Attorneys' Fees. In the event of litigation, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, whether or not the litigation is prosecuted to judgment.

     5.9 Further Assurances. The parties hereto shall take any actions necessary on or after the date hereof which may be required to effectuate the terms of this Agreement.

     5.10 Notices. All notices or other communications between HHP and RASLP required or permitted hereunder shall be in writing and personally delivered or sent by certified United States mail, return receipt requested, postage prepaid, to the following address (until a notice of change thereof shall have been delivered as provided in this Section 5.10):

          If to HHP:                HOWARD HUGHES PROPERTIES,
                                    LIMITED PARTNERSHIP
                                    3800 Howard Hughes Parkway, Suite 1700
                                    Las Vegas, Nevada 89109
                                    Attn: General Counsel

          If to RASLP:              THE RESORT AT SUMMERLIN,
                                    LIMITED PARTNERSHIP
                                    1512 Larimer Street, Suite 300
                                    Denver, Colorado 80202
                                    Attention: Mr. John J. Tipton, Esq.


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
          With a copy to:          BAKER & HOSTETLER
                                   303 East 17th Avenue, Suite 1100
                                   Denver, Colorado 80203-1264
                                   Attention: Victor L. Wallace, II

          and a copy to:           GORDON & SILVER, LTD.
                                   3800 Howard Hughes Parkway, 14th Floor
                                   Las Vegas, Nevada 89109
                                   Attention: Jeffrey A. Silver

          if to Escrow Holder:     NEVADA TITLE COMPANY
                                   3320 West Sahara Avenue, Suite 200
                                   Las Vegas, Nevada 89102
                                   Attention: Roger Waite


     5.11 No Corporate, Joint Venture or Agency Intended. Neither the execution, delivery or performance of this Agreement nor the creation, transfer, assignment or existence of the Royalty Fee nor the consummation of any of the transactions contemplated hereby is intended, nor will the same be deemed or construed, to create a fiduciary relationship, corporate, joint venture, agency or common interest in profits or income between RASLP and HHP or to create an equity in HHP or to make HHP in any way responsible for the debts or losses of RASLP, including those attributable to the Initial Project. RASLP and HHP hereby disclaim any sharing of liabilities, losses or expenses relating to the matters covered hereby.

     5.12 Term. The term of this Agreement (the "Term") shall commence upon mutual execution and shall continue for a period of ninety-nine (99) years thereafter unless sooner terminated in accordance with Sections 2.9 or 2.10 above.

     5.13 Force Majeure. The time period for the performance of any non-monetary obligation under this Agreement shall be extended for any period that such performance is delayed or becomes impossible due to any Act of God, war, civil insurrection, riot, earthquake, fire, weather, sickness, accident, epidemic, act of government or government regulation, general or sympathetic strike or lockout, unavailability of labor or materials, or any other cause beyond the control of a party to this Agreement including, without limitation, delays occasioned by the investigation of RASLP or one of the following three entities: (i) Seven Circle Resorts of Nevada, Inc., (ii) Seven Circle Gaming Corporation, or (iii) Seven Circle Resorts, Inc. by the State Gaming Control Board provided that RASLP is cooperating with such investigation.

     5.14 Undertaking of HHP. HHP undertakes and agrees to cause the Golf Course Agreement to be modified prior to the contemplated assignment of the Golf Course Agreement to RASLP to revise the description of the Resort Parcel (as defined in the Golf Course Agreement) to include the Property.

     5.15 Construction. Whenever the consent of a party to this Agreement is required pursuant to this Agreement or any related agreement, such consent shall, in all cases, not be unreasonably withheld or delayed.



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        5.16 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HHP:                                          RASLP:

HOWARD HUGHES, PROPERTIES, LIMITED            THE RESORT AT SUMMERLIN, LIMITED
PARTNERSHIP, a Delaware limited partnership   PARTNERSHIP, a Nevada limited
                                              partnership

By its sole general partner,                  By its general partner, The
THE HOWARD HUGHES CORPORATION,                Resort at Summerlin, Inc., a
a Delaware corporation                        Nevada corporation

By: /s/ John A. Kilduff                       By: /s/ John J. Typton
--------------------------------              ------------------------------

Name: John A. Kilduff                         Name: John J. Typton
--------------------------------              ------------------------------

Title: Executive Vice President               Title: Senior Vice-President
--------------------------------              ------------------------------

                                                        ATTACHMENT "A"

                                   ATTACHMENT "A"
                               TO ROYALTY AGREEMENT

                           DESCRIPTION OF THE "PROPERTY"

                                    SALE PARCEL

ALL OF PARCEL 1 AS SHOWN BY MAP THEREOF ON FILE IN FILE 82, PAGE 64 OF PARCEL MAPS IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA LYING WITHIN THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 29, TOWNSHIP 20 SOUTH, RANGE 60 EAST, M.D.M. CITY OF LAS VEGAS, CLARK COUNTY, NEVADA.

                                   OPTION PARCEL

ALL OF PARCEL 2 AS SHOWN BY MAP THEREOF ON FILE IN FILE 82, PAGE 64 OF PARCEL MAPS IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA LYING WITHIN THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 29 AND THE SOUTHEAST QUARTER (SE 1/4) OF SECTION 30, TOWNSHIP 20 SOUTH, RANGE 60 EAST, M.D.M., CITY OF LAS VEGAS, CLARK COUNTY, NEVADA.

                                                                  ATTACHMENT "B"

                                 ATTACHMENT "B"
                              TO ROYALTY AGREEMENT

                      DESCRIPTION OF THE PLANNED COMMUNITY

That parcel of land situated in the County of Clark, State of Nevada, described as portions of particular Townships and Ranges of M.D.B.& M., as follows:

Township 20 South, Range 60 East, M.D.M.
All of Sections 19 and 30;
AND
The West 1/2 of Section 29;

TOGETHER WITH AND INCLUDING
Those certain portions of Sections 17, 18, 20 and 21, as shown in File 54 of Parcel Maps, at page 82, Official Records, Clark County, Nevada

Township 20 South, Range 59 East, M.D.M.
All of Sections 15, 21, 22, 25, 26, 27, 28, 29, 33, 34, 35 and 36;
AND
The South 1/2 of Section 16;
AND
The Southeast 1/4 of Section 17;
AND
The South 1/2 and the Northeast 1/4 of Section 20;

TOGETHER WITH AND INCLUDING
That portion of Section 13, being a part of Parcel 4 as shown in File 54 of Parcel Maps, at Page 82, Official Records, Clark County, Nevada;
AND
That portion of Section 13, being a part of Parcel 4 as shown by an Amended Plat in File 78 of Parcel Maps, at Page 57, Official Records, Clark County, Nevada;
AND
That portion of Section 14, being a part of Parcel 2 and Parcel 4 as shown by an Amended Plat in File 78 of Parcel Maps, at Page 57, Official Records, Clark County, Nevada;
AND
All of Sections 23 and 24, except Parcel 3 as shown by an Amended Plat in File 78 of Parcel Maps, at Page 57, Official Records, Clark County, Nevada;
AND
That portion of Section 32, being Parcel 3 as shown in File 58 of Parcel Maps, at Page 27, Official Records, Clark County, Nevada.

EXCEPTING FROM THE ABOVE DESCRIBED PARCEL OF LAND those certain portions of land more particularly described as follows:

Township 21 South, Range 59 East, M.D.M.
All of Sections 1, 2, 12, 13, 14, 23 and 24;
AND
The North 1/2 of the North 1/2 of Section 3;
AND
The North 1/2 of the Northeast 1/4 of Section 4;

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AND
The East 1/2, and the East 1/2 of the West 1/2, and the East 1/2 of the West 1/2 of the West 1/2, and the West 1/2 of the Southwest 1/4 of the Southwest 1/4, and the Northwest 1/4 of the Northwest 1/4 of the Northwest 1/4 of Section 11;
AND
All of Section 25, except the West 1/2 of the Southwest 1/4 of the Southwest 1/4, and also excepting the Southwest 1/4 of the Northwest 1/4 of the Southwest 1/4 of said Section 25;
AND
The North 1/2 of the Northeast 1/4, and the North 1/2 of the South 1/2 of the Northeast 1/4, and the East 1/2 of the Northeast 1/4 of the Northwest 1/4 of
Section 36;

TOGETHER WITH AND INCLUDING
That portion of Section 4, being Parcel 4 as shown in File 58 of Parcel Maps, at Page 27, Official Records, Clark County, Nevada.


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